EXHIBIT 5

                 OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.



                            FACSIMILE (513) 579-6956



                                February 9, 2000

Direct Dial:  (513) 579-6410
E-Mail:       gkreider@KMKlaw.com



Ladies and Gentlemen:

     This firm is general counsel to Provident Financial Group, Inc. and as such, we are familiar with the Provident's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the acquisition and issuance of additional shares under the Glenway Financial Corporation 1990 Stock Option and Incentive Plan, the Fidelity Federal Savings Bank 1992 Stock Incentive Plan, the Fidelity Financial of Ohio, Inc. 1997 Stock Option Plan and the OHSL Financial Corp. 1992 Stock Option and Incentive Plan, and as to the initial issuance of shares pursuant to the Provident Financial Group, Inc. 2000 Employee Stock Option Plan (all plans collectively referred to as the "Plans"), which call for the issuance of shares of Common Stock to employees of Provident and its subsidiaries upon exercise of options granted to them. Based solely upon such examination, we are of the opinion that:

     1. Provident is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. Provident has taken all necessary and required corporate actions in connection with the proposed issuance of up to 882,996 shares of Common Stock pursuant to the Plans and, the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Provident free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     KEATING, MUETHING & KLEKAMP, P.L.L.


                                     By:   /s/ Gary P. Kreider
                                         ----------------------------------
                                                 Gary P. Kreider